EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 2 to this Registration Statement No. 333-112673 on Form S-3/A (relating to 3,444,000 Shares of Common Stock) of CryoLife, Inc. of our report dated March 1, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of CryoLife, Inc. for the year ended December 31, 2003, and to the references to us under the headings "Selected Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP


Atlanta, Georgia
April 14, 2004